EXHIBIT 10.1

April 19, 2013

Brian T. Dorsey
1210 Green Orchard Place
Encinitas, California  92024

Dear Mr. Dorsey:

Position Offered; Duties.  We are pleased to extend an offer of employment to you with Pernix Therapeutics Holdings, Inc.  You are being offered a full-time position as Senior Vice President, Research & Development. You will be expected to work on a full time basis, which is generally construed to mean forty (40) hours per week, and you will be compensated on a semi-monthly basis, on the 15th and last day of each month.  You will be expected to provide services typically provided by a Senior Vice President of Research & Development of a publicly traded company doing the business conducted by Pernix Therapeutics Holdings, Inc. and all of its subsidiaries (collectively, “Pernix”), and such other duties and responsibilities as may from time to time be assigned by the Chief Executive Officer of Pernix Therapeutics Holdings, Inc. (the “CEO”).   You will report directly to the CEO.  You will be considered an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934.

Compensation.  Your compensation package is as follows:

●	Base salary will be set at $285,000 annually and will not be subject to reduction.
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Grant of a restricted stock award of 50,000 shares of Pernix’ common stock on the first day of your employment pursuant to Pernix’ equity incentive plan.  These restricted shares vest in three equal installments starting with the first anniversary of the execution of this letter.

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Grant of a restricted stock award of 50,000 shares of Pernix’ common stock upon the final requisite regulatory approval of the marketing and sale of Pernix’ Silenor product as an over-the-counter pharmaceutical product in the United States; provided, however, that Pernix shall not be obligated to issue an amount of Pernix shares under this subsection with a value greater than $1 million, with such value being determined by the closing sales price of a share of Pernix stock as reported on the Nasdaq Stock Market (or such other national exchange on which Pernix shares are trading at such time) the day immediately preceding the date of issuance of such shares.

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Pernix also agrees that, upon the effectiveness of this letter, it will pay to you the severance compensation accrued for your benefit as a result of your employment relationship with Somaxon Pharmaceuticals, Inc. prior to its acquisition by Pernix; provided, that, you agree that Pernix may pay half of your compensation in equity of Pernix in the form of a restricted stock award under Pernix’ equity incentive plan, which restricted stock award will vest in full on January 1, 2014, and half in cash.  The number of shares contained in such restricted stock award will be determined by dividing half of such severance compensation by the closing price of Pernix’ common stock on the trading day immediately prior to the execution of this letter.

At-Will; Severance.  You will be hired as an at-will employee.  If you are terminated without Cause (as defined below), or you resign for Good Reason, (i) you will receive severance equal to your then-current annual base salary payable in equal installments over a one year period beginning with the first regular payroll date following such termination and continuing thereafter at such intervals as other salaried employees are paid for one year, (ii) you will be eligible for health insurance coverage for you and your eligible family members for such one year period, and (iii) all restrictions on exercise relating to any equity awards will lapse, and all of your equity awards will otherwise vest.  “Cause” shall consist of: (i) fraud, libel, slander, dishonesty, or any other willful and deliberate act by you that is detrimental to Pernix or its good will or damaging to its relationships with its members, customers, suppliers, or employees, including, without limitation, (ii) use of alcohol or illegal drugs such as to interfere with the performance of your obligations hereunder, (iii) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (iv) your failure to comply with applicable laws or governmental regulations with respect to Pernix’s operations or the performance of your duties; or (v) your gross failure to perform the reasonable duties and responsibilities typically associated with your position as Senior Vice President, Research & Development or as may be assigned or delegated, from time to time, to you by Pernix.  “Good Reason” shall consist of (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; (iv) a material change in the geographic location at which you must perform your duties; or (v) any other action or inaction that constitutes a material breach by Pernix under this letter agreement.

Inventions; Confidentiality.  You agree to deliver an executed copy of the Invention and Confidential Information Agreement in the form attached hereto as Exhibit A.

Additional Benefits.  You will be eligible for health insurance, dental insurance, life, short term and long term disability insurance on the first day of the month following one month of consecutive employment.  Medical and dental insurance is available for your dependents as well.   Currently, Pernix will pay your family insurance premium for these benefits with no contribution required from you.  However, this benefit level could change in the future requiring an employee contribution, provided that you will not receive benefits less than others at comparable levels of responsibility. You are eligible for our 401k plan upon completion of the requirements listed in the Employee Handbook.  Please read, sign and return the acknowledgement located on the last page of the handbook. (Provided separately).

Immigration.  Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees.  Therefore, you may be required to complete the I-9 form upon hire.  Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the enclosed I-9 form) of your identity and work authorization.

EMPLOYMENT AT-WILL.  OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

Drug Screening.  As with all potential employees, you will undergo a background check and you will be required to take a drug screening test which will be conducted in accordance with applicable federal, state and local laws.  Your employment is contingent on successful completion of your drug screening and background checks.

Your employment under the terms of this letter begins upon our receipt of your signature to this letter and to Exhibit A attached hereto. If you have any questions concerning the above details, please contact me immediately at (800) 793-2145, x-3004.

Sincerely,

PERNIX THERAPEUTICS HOLDINGS, INC.

/s/ Cooper C. Collins
Cooper C. Collins, President & Chief Executive Officer

I have read and accept the terms of this employment offer from Pernix Therapeutics Holdings, Inc.

AGREED TO AND ACKNOWLEDGED
THIS 19th DAY OF APRIL, 2013:

/s/ Brian T. Dorsey___________________________
Brian T. Dorsey